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Exhibit 1

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number: 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD")

APPOINTMENT OF DIRECTOR

        In compliance with Rule 3.67 of the Listings Requirements of JSE Securities Exchange of South Africa, DRD announces that, with effect from Tuesday, 21 October 2003, Professor Douglas Blackmur was appointed to the board of directors of DRD.

Johannesburg
22 October 2003

Sponsor
Standard Corporate & Merchant Bank
(A division of The Standard Bank of South Africa Limited)
(Registration number 1962/000738/06)

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Exhibit 1